Exhibit 99.1

Sealed Air Corporation 200 Riverfront Boulevard Elmwood Park, NJ 07407

for release: February 9, 2012	Contact: Amanda Butler 201-791-7600

SEALED AIR REPORTS FOURTH QUARTER AND FULL YEAR 2011 RESULTS

Full Year 2011 EPS of $0.80 After $0.90 Effect of Acquisition and Special Items

Full Year 2011 Legacy Sealed Air Adjusted EPS Increases 6% to $1.70

Highlights

•	Record 4Q sales - increase of 70%, 66% from acquisition and 4% from organic growth

•	Full year 2011 free cash flow of $354 million and $723 million cash and cash equivalents

•	Prepaying bank debt one year in advance

•	2012 cost synergies expected to rise to approximately $50 million; $100 million annual savings by end of 2013

•	2012 (conventional) Adjusted EPS guidance of $1.50 to $1.60

•	2012 estimated Adjusted Cash EPS of $2.10 to $2.20

•	2012 estimated Free Cash Flow of $450 to $475 million

ELMWOOD PARK, N.J., Thursday, February 9, 2012 – Sealed Air Corporation (NYSE:SEE) reported financial results for fourth quarter and full year 2011. On October 3, 2011, Sealed Air completed the acquisition of Diversey and as a result, fourth quarter and full year 2011 results include Diversey from the date of the acquisition.

Commenting on our operating performance, William V. Hickey, President and Chief Executive Officer, stated:

“Our results for the fourth quarter reflect solid performance in our legacy Sealed Air business in a challenging economic environment, coupled with the successful completion of our Diversey acquisition. In the legacy businesses, our continued focus on our strategic growth programs, developing region expansion and margin improvement helped to drive improved free cash flow above expectations, strengthening our ability to pay down debt and drive earnings growth going forward. Despite inflationary pressures and slower volume growth, we once again achieved year-over-year quarterly earnings growth in our legacy business. We also made significant progress in the integration of the Diversey business during the quarter, with the identification of significant incremental cost synergies that will enhance our ability to generate value for the combined enterprise in 2012 and beyond.”

Legacy Sealed Air Summary

Legacy Sealed Air’s full year 2011 adjusted EPS increased 6% to $1.70, compared with $1.60 in 2010. The increase in adjusted earnings in legacy Sealed Air reflected an 8% increase in revenue to $4.85 billion, or a 4% increase on a constant dollar basis, reflecting the benefits of our pricing actions and ongoing year-over-year volume growth throughout the year. Adjusted operating profit was $579 million, or 12.0% of net sales, compared with $561 million or 12.5% in 2010, reflecting strong raw material cost recovery, expense control and $30 million of productivity improvements. Adjusted EBITDA was $734 million, or 15.1% of net sales, compared with $731 million, or 16.3% of net sales in 2010.

In the fourth quarter, legacy Sealed Air continued to demonstrate solid performance despite slowing growth trends, achieving a 4% increase in adjusted EPS to $0.48 per share, compared with $0.46 in 2010. This growth reflected a constant dollar sales increase of 4% to $1.26 billion and an operating profit of $155 million. On an adjusted basis, operating profit was $159 million, or 12.6% of net sales, which compares with $148 million or 12.2% of net sales in 2010. This improvement was driven by achieving a positive price/cost spread in the quarter, which also resulted in a fourth quarter Adjusted EBITDA of $198 million, or 15.8% of net sales. This Adjusted EBITDA amount was impacted by slightly lower volumes and unfavorable mix. This compares to a fourth quarter 2010 Adjusted EBITDA of $194 million, or 16.0%.

Combined Company Summary

The combined company full year and fourth quarter 2011 results were impacted by the increased number of shares outstanding in comparison with the corresponding periods in 2010, resulting from shares issued as a component of the consideration for the Diversey acquisition. For full year 2011, Sealed Air reported diluted net earnings per common share (EPS) of $0.80, which compares with $1.44 reported EPS in 2010. Adjusted EPS was $1.31 in 2011 reflecting the effect of the Diversey acquisition. This compares with $1.60 in 2010. (See attached supplements for non-GAAP reconciliations and information.) Sales increased 26% to $5.64 billion due to an 18% increase related to the acquisition, 3% from favorable foreign exchange translation, 3% from higher price/mix and 2% from higher volumes. Operating profit was $447 million, or 7.9% of net sales, which compares with $535 million or 11.9% of net sales in 2010. On an adjusted basis, operating profit was $631 million or 11.2% of net sales, as compared with $561 million or 12.5% in 2010. Adjusted EBITDA was $786 million, or 13.9% of net sales. This compares with $731 million or 16.3% in 2010.

For the fourth quarter, the combined company recorded a loss of $0.26 per share after a $0.68 per share effect from the Diversey acquisition and special items. This compares with reported EPS of $0.29 in 2010. Adjusted EPS was $0.08 in 2011, which compares with $0.46 in 2010. Sales increased 70% to $2.05 billion due to a 66% increase related to the acquisition, 3% from higher price/mix and 1% from higher volumes. Gross profit was $672 million, or 32.7% of net sales in the quarter, and $688 million or 33.5% on an adjusted basis. The adjusted gross profit was $335 million or 27.7% in 2010. Our improved adjusted gross profit margin in the fourth quarter of 2011 primarily reflects Diversey’s higher gross profit margins. Operating profit was $65 million, or 3.2% of net sales, and $210 million or 10.2% of net sales on an adjusted basis. This compares with $135 million or 11.1% of net sales and $148 million or 12.2% of net sales in 2010 on an adjusted basis. The reduction in our adjusted operating profit margin performance in the fourth quarter of 2011 is primarily due to Diversey’s higher selling expenses. Adjusted EBITDA was $245 million, or 11.9% of net sales in the quarter, which was lower than initially anticipated due primarily to lower volumes and a negative price/cost spread in the Diversey segment, as key raw material input costs remained relatively flat compared with the fourth quarter, despite expectations of a sequential decline. The Adjusted EBITDA results also reflect an approximate $30 million adjustment for an accounting policy alignment and the addition of cash-based stock appreciation rights. Additionally, the Adjusted EBITDA results were unfavorably impacted by an approximate $20 million of non-cash foreign exchange losses on inter-company transactions related to the Diversey acquisition.

Fourth Quarter Segment Review

The following year-over-year net sales discussions presents both actual and constant dollar sales performance. The “constant dollar” results exclude the impact of currency translation. Additionally, any of the following “adjusted operating profit” results may exclude the impact of purchase accounting adjustments, restructuring and special items. The balance of the discussion is presented on a U.S. GAAP basis. See “Components of Change in Net Sales - Business Segments and Other,” for further details.

Food Packaging Segment

Sales increased 2%, or 3% on a constant dollar basis, with 3% higher price/mix due to ongoing raw material cost recovery. Volumes declined slightly due to lower North American volumes related to a customer loss noted earlier in the year and challenging year-over-year comparisons. This decline was partially offset by growth in Latin America and Europe. Operating profit decreased 3% to $76 million, or 13.9% of net sales, compared with 14.7% in 2010 due to unfavorable product mix in the quarter.

Food Solutions Segment

Sales increased 5%, or 4% on a constant dollar basis, with 5% higher price/mix from pricing benefits across all regions. Volumes declined 1%, predominantly in North America and Europe, which were partially offset by solid volume growth in Latin America and Asia-Pacific. Operating profit was steady at $28 million, but margins decreased slightly to 10.6% of net sales, compared with 11.2% in 2010.

Protective Packaging Segment

Sales increased 4% on a reported and constant dollar basis, with 2% higher volumes and 2% higher price/mix. Volume growth was led by 4% volume growth in North America and strength in Asia, which was slightly offset by a 4% decline in volume in Europe. Operating profit increased 29% to $49 million, or 13.6% of net sales, compared with 11.0% in 2010. The increase in operating profit reflects solid management of expenses and includes the effect of a December 2010 charge related to the closure of a small factory in Europe. Adjusting for the costs of the closure, 2010 operating profit would have been $41 million, or 12.0% of net sales.

Diversey Segment

Reported sales were $796 million in the quarter, which would have compared to a historical $802 million in 2010. On a constant dollar basis, sales are estimated to have declined 1% to $800 million as 2% higher price/mix was offset by an approximate 3% decline in volumes. We recognized an operating loss of $3 million in the quarter, which would have been a $52 million operating profit, or 6.5% of net sales on an adjusted basis excluding the effect of purchase accounting adjustments, restructuring and special items.

Other Category

Sales increased 10%, or 9% on a constant dollar basis, with 8% higher volumes primarily reflecting growth in Asia in both Specialty Materials and Medical Applications. Price/mix increased 1%. Operating profit was $3 million, or 3% of net sales, which compares with an operating loss of $2 million in 2010, primarily from our new ventures.

Other Matters

Debt Reduction

In the fourth quarter, we reduced our net debt by approximately $100 million by prepaying our 2011 and 2012 term loan installments under our new credit facilities. At year end, our net debt was $5.16 billion, including the W. R. Grace settlement payment.

2011-2014 Integration & Optimization Program

As part of our previously announced integration of Diversey, we are undertaking a number of actions to integrate and realign our organization, further improve operating efficiencies and lower our overall cost structure to maximize cost synergies and better meet customers’ needs. We have extended our program through 2014 and have increased our annual cost synergy run rate benefit target by the end of 2014 to a range of $110 to $115 million. This compares to our initial cost synergy estimate of $50 million in 2013. We expect to achieve the estimated cost synergy benefits as follows:

2012: $50 million;

2013: incremental $50 million, to achieve annual savings of $100 million in 2013; and

2014: incremental $10 to $15 million, to achieve annual savings of $110 to $115 million in 2014.

We expect to achieve these synergies through the elimination of duplicate roles, the consolidation of our business units into three primary business units in 2012, supply chain network optimization, which includes the closure or consolidation of several small facilities to streamline our operations, and the benefits of scale in procurement, logistics and warehousing, as well as in IT and other shared services. We anticipate these cost savings to be realized equally in Cost of Sales and in SG&A. This program does not include existing Diversey restructuring programs such as the European Principal Company (EPC) program, which is also expected to contribute benefits starting in 2013.

The 2011-2014 Integration and Optimization Program actions are expected to result in pre-tax restructuring charges and associated costs which started in the fourth quarter of 2011 and will continue through 2014. These pre-tax costs are estimated to be $165 to $185 million in the aggregate during that period. We expect to incur the majority of these costs in 2012. In the fourth quarter of 2011, we incurred a pre-tax restructuring charge of $53 million, or $0.18 per share. This charge was primarily related to severance and termination benefits, of which $29 million was paid in the quarter.

Additionally, we anticipate capital expenditures of $40 to $50 million through 2014 related to the program and expect to spend $20 million in 2012. The actual timing of future costs is subject to change due to a variety of factors that may cause a portion of the spending and benefits to occur later than we now expect. Additionally, changes in foreign exchange translation may impact future costs and benefits.

Revenue Synergies

We continue to target a $70 million revenue synergy by the end of 2013, largely from expanded access and presence within our food and beverage processing customers’ businesses and our broader reach in developing regions. In the fourth quarter, we began to secure new accounts and are currently in the process of closing additional opportunities with customers.

2012 Outlook and Earnings Guidance

Commenting on our outlook, Mr. Hickey stated:

“We are expecting modest volume growth and improved EBITDA performance in 2012, while still remaining cautious about the pace of economic growth, particularly in Europe, and raw material inflation. Our growth assumptions reflect the positive market receptivity we are seeing from new products, ongoing sales momentum from the addition of channel partners, our broadened reach in developing regions, and increased synergies from our integration efforts. I am proud of the hard work and achievements of our team in a very short period of time, our ability to stay focused on our customers’ needs and the exciting opportunities that lay ahead of Sealed Air. I believe the combined results will show ongoing improvement, stronger cash flows and further reduction in our debt levels, which will continue to enhance our earnings.”

The full year 2012 Adjusted EPS (conventional) guidance is $1.50 to $1.60 and we estimate our Adjusted Cash EPS to be $2.10 to $2.20.

Our Adjusted EPS (conventional) range reflects the following assumptions:

•	reported net sales of $8.2 to $8.3 billion, which assumes an unfavorable impact from foreign currency translation;

•	cost of sales as a percent of net sales of 65%, which includes $20 million of synergies;

•	SG&A as a percent of net sales of approximately 24% to 25%, which includes $30 million of synergies;

•	depreciation and amortization of $320 million, which includes $135 million of amortization of intangibles;

•	amortization of non-cash, share-based compensation of $25 million;

•	interest expense of $380 million;

•	adjusted effective tax rate (core rate) of 30% and cash taxes estimated to be $115 to $135 million; and

•	average fully diluted common shares of 211 million.

Additionally, we have assumed capital expenditures of $180 to $190 million, which includes capital expenditures associated with the 2011-2014 Integration & Optimization Program, free cash flow to be approximately $450 to $475 million, and a net debt target at year end of approximately $4.90 billion.

Our adjusted cash EPS estimate excludes restructuring charges and special items noted above, as well as approximately $135 million of amortization expense on intangibles, non-cash interest expense of $60 million and a nominal amount of non-cash taxes.

Adjusted EPS excludes the payment of the W. R. Grace settlement, as the exact timing of the settlement is unknown. Final payment of the W. R. Grace settlement is expected to be accretive to adjusted EPS by approximately $0.13 annually following the payment date under the assumption of using a substantial portion of cash on hand for the payment and ceasing to accrue interest on the settlement amount. Additionally, guidance excludes any non-operating gains or losses that may be recognized in 2012 due to currency fluctuations in Venezuela.

Web Site and Conference Call Information

William V. Hickey, our CEO, and Tod S. Christie, our Treasurer and Interim CFO, will conduct an investor conference call today at 11:00 a.m. (ET) to discuss our earnings results. The conference call will be webcast live on our web site at www.sealedair.com in the Investor Information section. The link to the event can be found on the Investor Information home page as well as under the Presentations & Events tab. Listeners should go to the web site prior to the call to register and to download and install any necessary audio software. A replay of the webcast will also be available on the Company’s web site.

Investors who cannot access the webcast may listen to the conference call live via telephone by dialing (888) 680-0869 (domestic) or (617) 213-4854 (international) and use the participant code 47011024. Telephonic replay will be available beginning today at 2:00 p.m. (ET) and ending on Wednesday, February 29, 2012 at 11:59 p.m. (ET). To listen to the replay, please dial (888) 286-8010 (domestic) or (617) 801-6888 (international) and use the confirmation code 64554616.

Business

Sealed Air is a global leader in food safety and security, facility hygiene and product protection. With widely recognized and inventive brands such as Bubble Wrap® brand cushioning, Cryovac® brand food packaging solutions and Diversey® brand cleaning and hygiene solutions, Sealed Air offers efficient and sustainable solutions that create business value for customers, enhance the quality of life for consumers and provide a cleaner and healthier environment for future generations. On a pro forma basis, Sealed Air generated revenue of $8.1 billion in 2011, and has approximately 26,300 employees who serve customers in 175 countries. To learn more, visit www.sealedair.com.

Non-U.S. GAAP Information

In this press release, we have included several non-U.S. GAAP financial measures, including adjusted EPS (conventional), adjusted Cash EPS, net sales on a “constant dollar” basis, adjusted gross profit, adjusted operating profit, adjusted net earnings, free cash flow and EBIT, EBITDA and Adjusted EBITDA. We present results and guidance, adjusted to eliminate the effects of specified items that would otherwise be included under U.S. GAAP, to aid in comparisons with other periods or prior guidance. We may use adjusted EPS, net sales on a constant dollar basis, adjusted net earnings, adjusted gross profit, adjusted operating profit, measures of cash flow, and EBITDA figures to determine performance-based compensation. Our management uses financial measures excluding the effects of foreign currency translation in evaluating operating performance. Management believes that this information may be useful to investors. For important information on our use of non-U.S. GAAP financial measures, see the attached supplementary information entitled “Explanatory Note on Non-U.S. GAAP Financial Information,” “Reconciliation of U.S. GAAP Diluted Net Earnings per Common Share to Non-U.S. GAAP Adjusted Diluted Net Earnings per Common Share,” “Reconciliation of U.S. GAAP Gross Profit and Operating Profit to Non-U.S. GAAP Adjusted Gross Profit and Operating Profit,” “Non-U.S. GAAP Free Cash Flow,” “Reconciliation of Net Earnings Available to Common Stockholders to Non-U.S. GAAP EBIT, EBITDA and Adjusted EBITDA,” “Components of Change in Net Sales – Business Segments and Other” and “Percentage Changes in Net Sales by Geographic Region.”

Forward-Looking Statements

This press release and supplement contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words as “anticipates,” “believes,” “plan,” “assumes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans to,” “will” and similar expressions. Examples of these forward-looking statements include preliminary 2012 financial performance and expectations and assumptions associated with our 2011-2014 Integration & Optimization Program. These statements reflect our beliefs and expectations as to future events and trends affecting our business, our consolidated financial position and our results of operations. A variety of factors may cause actual results to differ materially from these expectations, including general domestic and international economic and political conditions affecting packaging utilization; changes in our raw material and energy costs; credit ratings; competitive conditions and contract terms; currency translation and devaluation effects, including Venezuela; the success of our financial growth, profitability and manufacturing strategies and our cost reduction and productivity efforts; the effects of animal and food-related health issues; pandemics; environmental matters; regulatory actions and legal matters; and the successful integration of Diversey following the acquisition. For more extensive information, see “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements,” which appear in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, and as revised and updated by our quarterly reports on Form 10-Q and current reports on Form 8-K. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events, or otherwise.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS(1)

(Unaudited)

(In millions, except per common share data)

	Three Months Ended December 31,		%	Year Ended December 31,		%
	2011	2010	Change	2011	2010	Change
Net sales:
Food Packaging	$546.6	$533.6	2%	$2,053.2	$1,923.6	7%
Food Solutions	259.2	247.2	5	1,015.4	934.9	9
Protective Packaging	359.7	345.0	4	1,409.5	1,299.4	8
Diversey	795.9	—	#	795.9	—	#
Other	91.3	83.4	9	366.9	332.2	10

Total net sales	2,052.7	1,209.2	70	5,640.9	4,490.1	26
Cost of sales	1,380.5	877.4	57	3,999.7	3,237.3	24

Gross profit	672.2	331.8	#	1,641.2	1,252.8	31
As a % of total net sales	32.7%	27.4%		29.1%	27.9%
Marketing, administrative and development expenses	485.9	187.4	#	1,034.9	699.0	48
As a % of total net sales	23.7%	15.5%		18.3%	15.6%
Amortization expense of intangible assets acquired	33.8	2.4	#	41.3	11.2	#
Costs related to the acquisition of Diversey(2)	34.1	—	#	64.8	—	#
Restructuring and other charges(3)	53.0	7.2	#	52.8	7.6	#

Operating profit	65.4	134.8	(51)	447.4	535.0	(16)
As a % of total net sales	3.2%	11.1%		7.9%	11.9%
Interest expense(4)	(106.6)	(39.2)	#	(217.1)	(161.6)	34
Gain on sale of available-for-sale securities, net of impairment	—	3.5	#	—	5.9	#
Foreign currency exchange (losses) gains related to Venezuelan subsidiary	(0.1)	(1.0)	#	(0.3)	5.5	#
Loss on debt redemption	—	(38.5)		—	(38.5)
Other expense, net(5)	(14.8)	(0.4)	#	(13.9)	(2.9)	#

(Loss) earnings before income tax provision	(56.1)	59.2	#	216.1	343.4	(37)
Income tax provision(6)	(6.8)	7.9	#	67.0	87.5	(23)
Effective income tax rate	12.1%	13.3%		31.0%	25.5%

Net (loss) earnings available to common stockholders	$(49.3)	$51.3	#	$149.1	$255.9	(42)

As a % of total net sales	-2.4%	4.2%		2.6%	5.7%
Net (loss) earnings per common share:
Basic	$(0.26)	$0.32	#	$0.89	$1.61	(45)

Diluted	$(0.26)	$0.29	#	$0.80	$1.44	(44)

Dividends per common share	$0.13	$0.13	—%	$0.52	$0.50	3%

Weighted average number of common shares outstanding:
Basic	190.4	158.4		167.0	158.3

Diluted	190.4	177.6		185.4	176.7

#	Denotes a variance greater than 100%, or not meaningful.

(1)

The condensed consolidated financial statements and supplementary information included in this release includes the financial results of Diversey Holdings, Inc. (“Diversey”) for the period beginning October 3, 2011 through December 31, 2011. The financial results included in this release related to the acquisition accounting for the Diversey transaction are subject to change as the acquisition accounting is not yet finalized and dependent upon certain independent valuations and studies that are still in process and under review by management. As a result, there may be material adjustments made to the financial results presented in this release.

(2)

Includes transaction and integration costs directly related to the acquisition of Diversey, which was completed on October 3, 2011. The transaction related costs were $54.9 million in the year ended December 31, 2011 and primarily consist of financing commitments fees, legal fees, regulatory and advisory fees. The remainder of costs were primarily integration costs consisting of consulting fees.

(3)

On December 14, 2011, we announced to our senior management the commencement of a restructuring plan associated with the integration of Diversey’s business. The plan primarily consists of (i) a reduction in headcount, (ii) the consolidation of facilities, and (iii) the consolidation and streamlining of certain customer and vendor contracts and relationships and is expected to be completed by the end of 2013. The amount above includes $52.9 million related to this plan in the three months ended December 31, 2011, of which $28.6 million has been paid as of December 31, 2011. These costs consisted of severance and termination benefits principally for members of Diversey’s former executive and administration functions primarily in the United States. The remaining amount was for net restructuring credits recognized from prior restructuring programs.

(4)

Includes incremental interest expense related to the financing of the acquisition of Diversey of $69.5 million in the three months ended December 31, 2011. Cash paid for interest was $46.1 million in the three months ended December 31, 2011 and $22.6 million in the three months ended December 31, 2010. Cash paid for interest was $135.3 million in the year ended December 31, 2011 and $128.7 million in the year ended December 31, 2010.

(5)

Includes foreign exchange losses of $20.0 million in the three months and year ended December 31, 2011. These non-cash losses primarily resulted from foreign currency forward contracts to hedge certain intercompany loans as well as gains and losses on the remeasurement of these intercompany loans. These non-cash losses were partially offset by a cash gain on sale of a facility in North America in the three months and year ended December 31, 2011.

(6)

Cash paid for income taxes was $56.6 million in the three months ended December 31, 2011 and $23.0 million in the three months ended December 31, 2010. Cash paid for income taxes was $129.8 million in the year ended December 31, 2011 and $86.6 million in the year ended December 31, 2010.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

CALCULATION OF NET (LOSS) EARNINGS PER COMMON SHARE

(Unaudited)

(In millions, except per common share data)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Basic Net (Loss) Earnings Per Common Share:
Numerator
Net (loss) earnings available to common stockholders	$(49.3)	$51.3	$149.1	$255.9
Distributed and allocated undistributed net earnings to non-vested restricted stockholders	(0.1)	(0.3)	(0.9)	(1.6)

Distributed and allocated undistributed net (loss) earnings to common stockholders	(49.4)	51.0	148.2	254.3
Distributed net earnings-dividends paid to common stockholders	(24.8)	(20.6)	(86.8)	(79.7)

Allocation of undistributed net (loss) earnings to common stockholders	$(74.2)	$30.4	$61.4	$174.6

Denominator
Weighted average number of common shares outstanding-basic(1)	190.4	158.4	167.0	158.3

Basic net (loss) earnings per common share:
Distributed net earnings to common stockholders	$0.13	$0.13	$0.52	$0.50
Allocated undistributed net earnings to common stockholders	(0.39)	0.19	0.37	1.10

Basic net (loss) earnings per common share	$(0.26)	$0.32	$0.89	$1.61

Diluted Net (Loss) Earnings Per Common Share:
Numerator
Distributed and allocated undistributed net earnings to common stockholders	$(49.4)	$51.0	$148.2	$254.3
Add: Allocated undistributed net earnings to non-vested restricted stockholders	—	0.2	0.4	1.1
Less: Undistributed net earnings reallocated to non-vested restricted stockholders	—	(0.2)	(0.3)	(1.0)

Net (loss) earnings available to common stockholders-diluted	$(49.4)	$51.0	$148.3	$254.4

Denominator(2)(3)
Weighted average number of common shares outstanding-basic	190.4	158.4	167.0	158.3
Effect of assumed issuance of Settlement agreement shares	—	18.0	18.0	18.0
Effect of non-vested restricted stock and restricted stock units	—	1.2	0.4	0.4

Weighted average number of common shares outstanding-diluted	190.4	177.6	185.4	176.7

Diluted net (loss) earnings per common share	$(0.26)	$0.29	$0.80	$1.44

(1)

Includes the weighted-average impact in the three months and year ended December 31, 2011 of 31.7 million shares issued as part of the total consideration paid in connection with the acquisition of Diversey on October 3, 2011.

(2)

Provides for the following items if their inclusion is dilutive: (i) the effect of assumed issuance of 18 million shares of common stock reserved for the Settlement agreement as defined in our Annual Report on Form 10-K and (ii) the effect of non-vested restricted stock and restricted stock units using the treasury stock method.

(3)

In calculating diluted net earnings per common share for the three months ended December 31, 2011, our diluted weighted average number of common shares outstanding exclude the effect of assumed issuance of Settlement agreement shares and non-vested restricted stock and restricted stock units as the effect was anti-dilutive.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

EXPLANATORY NOTE ON NON-U.S. GAAP FINANCIAL INFORMATION

In this supplementary information we present financial information in accordance with U.S. GAAP. In addition, we present financial information that does not conform to U.S. GAAP, which we refer to as non-U.S. GAAP, as our management believes it is useful to investors. In addition, non-U.S. GAAP measures are used by management to review and analyze our operating performance and, along with other data, as internal measures for setting annual budgets and forecasts, assessing financial performance, providing guidance and comparing our financial performance with our peers. The non-U.S. GAAP information has limitations as an analytical tool and should not be considered in isolation from or as a substitute for U.S. GAAP information. It does not purport to represent any similarly titled U.S. GAAP information and is not an indicator of our performance under U.S. GAAP. Further, non-U.S. GAAP financial measures that we present may not be comparable with similarly titled measures used by others. Investors are cautioned against placing undue reliance on these non-U.S. GAAP measures. Further, investors are urged to review and consider carefully the adjustments made by management to the most directly comparable U.S. GAAP financial measure to arrive at these non-U.S. GAAP financial measures.

Our management will assess our financial results, such as gross profit, operating profit and diluted net earnings per common share (“EPS”), both on a U.S. GAAP basis and on an adjusted non-U.S. GAAP basis. Examples of some other supplemental financial metrics our management will also use to assess our financial performance include Earnings before Interest Expense, Taxes, Depreciation and Amortization (“EBITDA”), Adjusted EBITDA, Adjusted EPS, Adjusted Cash EPS and Free Cash Flow. These non-U.S. GAAP financial measures provide management with additional means to understand and evaluate the core operating results and trends in our ongoing business by eliminating certain one-time expenses (which may not occur in each period presented) and other items that management believes might otherwise make comparisons of our ongoing business with prior periods and peers more difficult, obscure trends in ongoing operations or reduce management’s ability to make useful forecasts. Our non-U.S. GAAP financial measures are also considered in calculations of our performance measures set by the Organization and Compensation Committee of our Board of Directors for purposes of determining incentive compensation.

The non-U.S. GAAP financial metrics mentioned above exclude items we consider unusual or special items and also exclude their related tax effects. We evaluate the unusual or special items on an individual basis. Our evaluation of whether to exclude an unusual or special item for purposes of determining our non-U.S. GAAP financial measures considers both the quantitative and qualitative aspects of the item, including, among other things (i) its nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis. We also present Adjusted Cash EPS, which excludes the amortization of acquired intangible assets, non-cash interest expense (including the accrued interest expense related to the Settlement agreement) and non-cash taxes, which aids in presenting our EPS on a cash basis.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

RECONCILIATION OF U.S. GAAP GROSS PROFIT AND OPERATING PROFIT TO

NON-U.S. GAAP ADJUSTED GROSS PROFIT AND OPERATING PROFIT

(Unaudited)

(In millions)

	$ 1,252.	$ 1,252.	$ 1,252.	$ 1,252.
	Three Months Ended December 31,		Year Ended December 31,
	2011	2010(1)	2011	2010(1)
U.S. GAAP gross profit as reported	$672.2	$331.8	$1,641.2	$1,252.8
As a % of total net sales	32.7%	27.4%	29.1%	27.9%
Add: Additional cost of sales for the step-up in inventories(2)	11.6	—	11.6	—

Add: European manufacturing facility closure charges(3)	—	2.5	0.5	2.9

Add: Legacy Diversey non-recurring charges(3)	4.3	—	4.3

Add: Global manufacturing strategy charges(3)	—	0.6	—	3.8

Non-U.S. GAAP adjusted gross profit	$688.1	$334.9	$1,657.6	$1,259.5

As a % of total net sales	33.5%	27.7%	29.4%	28.1%

U.S. GAAP operating profit as reported	$65.4	$134.8	$447.4	$535.0
As a % of total net sales	3.2%	11.1%	7.9%	11.9%

Add: Costs related to the acquisition of Diversey(4)	34.1	—	64.8	—

Add: Integration and optimization program restructuring charges(4)	52.9	—	52.9	—

Add: Amortization expense of acquired intangible assets(5)	33.8	2.4	41.3	11.2

Add: Additional cost of sales for the step-up in inventories(2)	11.6	—	11.6	—

Add: European manufacturing facility closure charges(3)	—	6.6	0.2	6.9

Add: Legacy Diversey non-recurring charges(3)	12.6	—	12.6	—

Add: Global manufacturing strategy charges(3)	—	3.7	—	7.4

Non-U.S. GAAP adjusted operating profit	$210.4	$147.5	$630.8	$560.5

As a % of total net sales	10.2%	12.2%	11.2%	12.5%

(1)	Our 2010 adjusted gross profit and adjusted operating profit calculations have been revised to conform to our 2011 presentation.

(2)

This item represents the net step-up in the fair value of Diversey’s inventories, net, as a result of the acquisition of Diversey in the fourth quarter of 2011. As of the effective date of the acquisition, inventory is required to be measured at fair value. The impact to cost of sales is one-time in nature and will not have a continuing impact on our ongoing business or on the consolidated statements of operations.

(3)

These items represent special items and certain one-time charges principally associated with past restructuring programs for both Sealed Air and Diversey. These amounts are not part of our ongoing business and are not expected to have a continuing impact on the consolidated statements of operations.

(4)

These items are not considered part of our ongoing business and considered one-time in nature and will not have a continuing impact on our ongoing business or on the consolidated statements of operations. See Notes (2) and (3) of Condensed Consolidated Statements of Operations for further details of these items.

(5)

This item represents the amortization expense on all acquired intangible assets. The exclusion of this item in our non-U.S. GAAP measures aids management with the evaluation of our core operating performance and aids with the comparison with prior periods and with our peers. Amortization expense of acquired intangible assets from the Diversey acquisition was $30.9 million for the three months and year ended December 31, 2011, the remaining $2.9 million for the three months ended December 31, 2011 and $10.4 million for the year ended December 31, 2011 consists of acquired intangibles from previous acquisitions.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

RECONCILIATION OF U.S. GAAP DILUTED NET (LOSS) EARNINGS PER COMMON SHARE TO

NON-U.S. GAAP ADJUSTED DILUTED NET EARNINGS PER COMMON SHARE

(Unaudited)

(In millions, except per common share data)

	Three Months Ended				Year Ended
	December 31,				December 31,
	2011		2010(1)		2011		2010(1)
	Net Earnings	EPS	Net Earnings	EPS	Net Earnings	EPS	Net Earnings	EPS
U.S. GAAP net (loss) earnings and EPS available to common stockholders-diluted	$(49.4)	$(0.26)	$51.0	$0.29	148.3	$0.80	$254.4	$1.44

Items excluded from the calculation of adjusted net earnings available to common stockholders and adjusted EPS, net of taxes when applicable(2):
Special items:
Add: Costs related to the acquisition of Diversey	23.9	0.13	—	—	46.0	0.24	—	—
Add: Integration and optimization program restructuring charges	34.3	0.18	—	—	34.3	0.19	—	—
Add: Additional cost of sales for the step-up in inventories	8.6	0.05	—	—	8.6	0.05	—	—
Add: Legacy Diversey non-recurring charges	9.0	0.05	—	—	9.0	0.05	—	—
Add: Loss on debt redemption	—	—	24.3	0.14	—	—	24.3	0.14
Add: Global manufacturing strategy charges	—	—	2.5	0.01	—	—	5.1	0.03
Add: European manufacturing facility closure charges	0.1	—	4.5	0.03	0.2	—	4.8	0.03
Less: Gain on sale of facility	(3.2)	(0.02)	—	—	(3.2)	(0.02)	—	—
Less: Gain on sale of available-for-sale securities, net of impairment	—	—	(2.2)	(0.01)	—	—	(3.7)	(0.02)
Add / (less): Foreign currency exchange losses (gains) related to Venezuelan subsidiaries	—	—	0.7	—	0.2	—	(3.6)	(0.02)
Impact of 18.8 million shares on the weighted average number of diluted shares from the assumed issuance of Settlement agreement shares and non-vested restricted stock and restricted stock units (3)	—	(0.05)	—	—	—	—	—	—

Non-U.S. GAAP adjusted net earnings and EPS	$23.3	$0.08	$80.8	$0.46	$243.4	$1.31	$281.3	$1.60
Non-cash items:
Add: Amortization expense of acquired intangible assets	23.5	0.12	1.6	0.01	28.4	0.15	7.1	0.04
Add: Non-cash interest expense, including accrued interest related to the Settlement agreement	37.7	0.20	10.3	0.06	51.0	0.28	20.5	0.11
Add: Non-cash income taxes	4.3	0.02	8.7	0.05	24.4	0.13	31.9	0.18

Non-U.S. GAAP adjusted cash net earnings and cash EPS	$88.8	$0.42	$101.4	$0.58	$347.2	$1.87	$340.8	$1.93

Weighted average number of common shares outstanding-diluted(3)	209.2		177.6		185.4		176.7

(1)	Our 2010 adjusted EPS calculations have been revised to conform to our 2011 presentation.

(2)	See “Tax Effect on Special Items and Non-cash Items” below for the tax effect of each item included in the calculation above for the three months and year ended December 31, 2011.

(3)

These shares and units were not included in the U.S. GAAP calculation of EPS for three months ended December 31, 2011 as the effect was anti-dilutive for that calculation, but the effect of the inclusion of these shares and units was dilutive for the adjusted EPS calculation. See Note 3 of “Calculation of Net Earnings Per Common Share” for further information.

TAX EFFECT on SPECIAL ITEMS and NON-CASH ITEMS

(Unaudited)

(In millions)

	Three Months Ended December 31, 2011	Year Ended December 31, 2011
Costs related to the acquisition of Diversey	$10.2	$18.8
Integration and optimization program restructuring charges	18.6	18.6
Additional cost of sales for the step-up in inventories	3.0	3.0
Legacy Diversey non-recurring charges	3.6	3.6
European manufacturing facility closure charges	—	0.1
Gain on sale of facility	(0.7)	(0.7)
Foreign currency exchange losses related to Venezuelan subsidiaries	—	0.1
Amortization expense of acquired intangible assets	10.3	12.9
Non-cash interest expense	22.8	30.8

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

BUSINESS SEGMENT INFORMATION AND CAPITAL EXPENDITURES(1)

(Unaudited)

(In millions)

BUSINESS SEGMENT INFORMATION:

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Operating profit:
Food Packaging	$76.2	$78.4	$276.5	$262.7
As a % of Food Packaging net sales	13.9%	14.7%	13.5%	13.7%

Food Solutions	27.5	27.7	101.5	99.2
As a % of Food Solutions net sales	10.6%	11.2%	10.0%	10.6%

Protective Packaging	49.0	38.0	183.8	169.5
As a % of Protective Packaging net sales	13.6%	11.0%	13.0%	13.0%

Diversey	(2.9)	—	(2.9)	—
As a % of Diversey net sales	-0.4%	#	-0.4%	#

Other	2.7	(2.1)	6.1	11.2
As a % of Other net sales	3.0%	-2.5%	1.7%	3.4%

Total segments and other	152.5	142.0	565.0	542.6
As a % of total net sales	7.4%	11.7%	10.0%	12.1%

Costs related to the acquisition of Diversey	34.1	—	64.8	—

Restructuring and other charges	53.0	7.2	52.8	7.6

Total	$65.4	$134.8	$447.4	$535.0

As a % of total net sales	3.2%	11.1%	7.9%	11.9%

Depreciation and amortization on property, plant and equipment and intangible assets acquired:
Food Packaging	$16.3	$17.6	$66.5	$70.8
Food Solutions	7.9	7.3	31.8	29.9
Protective Packaging	5.8	10.6	25.6	33.6
Diversey	44.8	—	44.8	—
Other	5.1	5.2	20.8	20.4

Total	$79.9	$40.7	$189.5	$154.7

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
CAPITAL EXPENDITURES	$46.4	$26.9	$124.5	$87.6

(1)	The 2011 amounts presented are subject to change prior to the filing of our upcoming Annual Report on Form 10-K.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions)

	Dec. 31, 2011(1)	Sept. 30, 2011	June 30, 2011	March 31, 2011	Dec. 31, 2010
Assets
Current assets:
Cash and cash equivalents	$722.8	$800.3	$705.0	$696.0	$675.6
Receivables, net	1,385.8	717.1	731.5	696.1	697.1
Inventories	798.1	575.9	601.8	559.0	495.8
Other current assets	308.8	197.3	169.5	171.0	171.5

Total current assets	3,215.5	2,290.6	2,207.8	2,122.1	2,040.0
Property and equipment, net	1,322.1	915.2	957.0	958.3	948.3
Goodwill	4,222.7	1,947.6	1,954.2	1,952.1	1,945.9
Intangible assets, net	2,119.3	77.6	77.7	79.0	78.0
Other assets, net	538.4	387.3	390.6	378.8	387.2

Total assets	$11,418.0	$5,618.3	$5,587.3	$5,490.3	$5,399.4

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$34.5	$22.3	$9.8	$9.1	$23.5
Current portion of long-term debt	1.9	1.8	1.9	4.9	6.5
Accounts payable	619.0	279.2	263.6	265.5	232.0
Settlement agreement and related accrued interest	831.2	820.3	809.5	798.7	787.9
Other current liabilities	881.5	412.2	374.5	362.8	397.8

Total current liabilities	2,368.1	1,535.8	1,459.3	1,441.0	1,447.7
Long-term debt, less current portion	5,010.9	1,403.6	1,401.9	1,398.8	1,399.2
Other liabilities	1,067.3	145.8	153.4	154.9	150.9

Total liabilities	8,446.3	3,085.2	3,014.6	2,994.7	2,997.8
Total parent company stockholders’ equity	2,976.8	2,538.2	2,576.9	2,499.2	2,404.6
Noncontrolling interests	(5.1)	(5.1)	(4.2)	(3.6)	(3.0)

Total stockholders’ equity	2,971.7	2,533.1	2,572.7	2,495.6	2,401.6

Total liabilities and stockholders’ equity	$11,418.0	$5,618.3	$5,587.3	$5,490.3	$5,399.4

(1)

The amounts presented are subject to change prior to the filing of our upcoming Annual Report on Form 10-K and will change due to subsequent revisions to the acquisition accounting for the Diversey transaction. See Note (1) of Condensed Consolidated Statements of Operations for further details.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

NON-U.S. GAAP FREE CASH FLOW

(Unaudited)

(In millions)

	Year Ended December 31,
	2011	2010(1)
U.S. GAAP net earnings available to common stockholders - diluted	$148.3	$254.4

Items excluded from the calculation of adjusted net earnings available to common stockholders, net of taxes when applicable:

Add: Amortization expense of acquired intangible assets	28.4	7.1

Add: Non-cash interest expense, including accrued interest related to the Settlement agreement	51.0	20.5

Add: Non-cash income taxes	24.4	31.9

Add: Costs related to the acquisition of Diversey	46.0	—

Add: Integration and optimization program restructuring charges	34.3	—

Add: Additional cost of sales for the step-up in inventories, net	8.6	—

Add: Legacy Diversey non-recurring charges	9.0	—

Add: Loss on debt redemption	—	24.3

Add: Global manufacturing strategy charges	—	5.1

Add: European manufacturing facility closure charges	0.2	4.8

Less: Gain on sale of facility	(3.2)	—

Less: Gain on sale of available-for-sale securities, net of impairment	—	(3.7)

Add / (less): Foreign currency exchange losses (gains) related to Venezuelan subsidiary	0.2	(3.6)

Non-U.S. GAAP adjusted net earnings available to common stockholders	$347.2	$340.8

Add: Depreciation expense on property, plant and equipment	148.2	143.5

Add: Share-based incentive compensation expense	25.0	30.6

Less: Capital expenditures	(124.5)	(87.6)

Changes in working capital items:(2)

Receivables, net, excluding acquired receivables balance from Diversey of $592.7 million in 2011	(96.0)	(30.4)

Inventories, net, excluding the acquired inventories balance from Diversey of $308.1 million in 2011	5.8	(26.4)

Accounts payable, excluding the acquired balance from Diversey of $337.8 million and accrued acquisition costs of $1.3 million in 2011	47.9	17.8

Non-U.S. GAAP Free Cash Flow	$353.6	$388.3

(1)	Our 2010 free cash flow calculation has been revised to conform to our 2011 presentation.

(2)	Includes the impact of foreign currency translation.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

RECONCILIATION OF NET (LOSS) EARNINGS AVAILABLE TO COMMON STOCKHOLDERS TO

NON-U.S. GAAP EBIT, EBITDA AND ADJUSTED EBITDA

(Unaudited)

(In millions)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010(1)	2011	2010(1)
U.S. GAAP net (loss) earnings available to common stockholders - diluted as reported	$(49.4)	$51.0	$148.3	$254.4

Add: Interest expense	106.6	39.2	217.1	161.6
Add: Income tax provision	(6.8)	7.9	67.0	87.5

Non-U.S. GAAP EBIT	50.4	98.1	432.4	503.5

Add: Depreciation and amortization	79.9	40.7	189.5	154.7

Non-U.S. GAAP EBITDA	130.3	138.8	621.9	658.2

Add: Share-based incentive compensation expense	7.3	8.6	25.0	30.6

Add: Costs related to the acquisition of Diversey	34.1	—	64.8	—

Add: Integration and optimization program restructuring charges	52.9	—	52.9	—

Add: Additional cost of sales for the step-up in inventories, net	11.6	—	11.6	—

Add: Legacy Diversey non-recurring charges	12.6	—	12.6	—

Add: Loss on debt redemption	—	38.5	—	38.5

Add: Global manufacturing strategy charges	—	3.7	—	7.4

Add: European manufacturing facility closure charges	0.1	6.6	0.3	6.9

Less: Gain on sale of facility	(3.9)	—	(3.9)	—

Less: Gain on sale of available-for-sale securities, net of impairment	—	(3.5)	—	(5.9)

Add / (less): Foreign currency exchange losses (gains) related to Venezuelan subsidiary	0.1	1.0	0.3	(5.5)

Add: Settlement agreement related costs	0.1	—	0.9	0.6

Non-U.S. GAAP adjusted EBITDA	$245.2	$193.7	$786.4	$730.8

Total net sales	$2,052.7	$1,209.2	$5,640.9	$4,490.1

Non-U.S. GAAP adjusted EBITDA as a percentage of total net sales	11.9%	16.0%	13.9%	16.3%

(1)	Our 2010 adjusted EBITDA calculations has been revised to conform to our 2011 presentation.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

COMPONENTS OF CHANGE IN NET SALES — BUSINESS SEGMENTS AND OTHER(1)

(Unaudited)

(In millions)

	Three Months Ended December 31, 2011
	Food Packaging		Food Solutions		Protective Packaging		Diversey		Other		Total Company
Volume - Units	$(4.1)	(0.8)%	$(3.1)	(1.3)%	$6.6	1.9%	$—	—%	$6.2	7.5%	$5.6	0.5%
Volume - Acquired businesses, net of (dispositions)	0.4	0.2	—	—	—	—	795.9	—	—	—	796.3	65.8
Product price/mix (2)	17.6	3.3	12.8	5.1	7.0	2.0	—	—	1.1	1.4	38.5	3.2
Foreign currency translation	(0.9)	(0.2)	2.3	0.9	1.1	0.3	—	—	0.6	0.7	3.1	0.3

Total change (U.S. GAAP)	$13.0	2.5%	$12.0	4.7%	$14.7	4.2%	$795.9	—%	$7.9	9.6%	$843.5	69.8%

Impact of foreign currency translation	0.9	0.2	(2.3)	(0.9)	(1.1)	(0.3)	—	—	(0.6)	(0.7)	(3.1)	(0.3)

Total constant dollar change (Non-U.S. GAAP)	$13.9	2.7%	$9.7	3.8%	$13.6	3.9%	$795.9	—%	$7.3	8.9%	$840.4	69.5%

	Year Ended December 31, 2011
	Food Packaging		Food Solutions		Protective Packaging		Diversey		Other		Total Company
Volume - Units	$8.9	0.5%	$(1.2)	(0.1)%	$50.1	3.9%	$—	—%	$19.1	5.8%	$76.9	1.7%
Volume - Acquired businesses, net of (dispositions)	0.4	—	—	—	1.0	0.1	795.9	—	—	—	797.3	17.8
Product price/mix (2)	58.6	3.0	38.1	4.1	21.3	1.6	—	—	3.8	1.2	121.8	2.7
Foreign currency translation	61.7	3.2	43.6	4.7	37.7	2.9	—	—	11.8	3.5	154.8	3.4

Total change (U.S. GAAP)	$129.6	6.7%	$80.5	8.7%	$110.1	8.5%	$795.9	—%	$34.7	10.5%	$1,150.8	25.6%

Impact of foreign currency translation	(61.7)	(3.2)	(43.6)	(4.7)	(37.7)	(2.9)	—	—	(11.8)	(3.5)	(154.8)	(3.4)

Total constant dollar change (Non-U.S. GAAP)	$67.9	3.5%	$36.9	4.0%	$72.4	5.6%	$795.9	—%	$22.9	7.0%	$996.0	22.2%

(1)

Changes in these items excluding the impact of foreign currency translation are non-U.S. GAAP financial measures. Since we are a U.S. domiciled company, we translate our foreign-currency-denominated financial results into U.S. dollars. Due to the changes in the value of foreign currencies relative to the U.S. dollar, translating our financial results from foreign currencies to U.S. dollars may result in a favorable or unfavorable impact. It is important that we take into account the effects of foreign currency translation when we view our results and plan our strategies. Nonetheless, we cannot directly control changes in foreign currency exchange rates. Consequently, when our management looks at our financial results to measure the core performance of our business, we will exclude the impact of foreign currency translation. We also may exclude the impact of foreign currency translation when making incentive compensation determinations. As a result, our management believes that these presentations are useful internally and may be useful to our investors.

(2)

Our product price/mix reported above includes the net impact of our pricing actions and rebates as well as the period-to-period change in the mix of products sold. Also included in our reported product price/mix is the net effect of some of our customers purchasing our products in non-U.S. dollar or euro denominated countries at selling prices denominated in U.S. dollars or euros. This primarily arises when we export products from the U.S. and euro-zone countries. The impact to our reported product price/mix of these purchases in other countries at selling prices denominated in U.S. dollars or euros was not material in the periods included in the tables above.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

COMPONENTS OF CHANGE IN NET SALES — GEOGRAPHIC

(Unaudited)

(In millions)

	Three Months Ended December 31, 2011
	U.S.		International		Total Company
Volume — Units	$(4.7)	(0.9)%	$10.3	1.5%	$5.6	0.5%
Volume — Acquired businesses, net of (dispositions)	114.0	21.1	682.3	#	796.3	65.8
Product price/mix	24.6	4.5	13.9	2.1	38.5	3.2
Foreign currency translation	—	—	3.1	0.5	3.1	0.3

Total	$133.9	24.7%	$709.6	# %	$843.5	69.8%

	Year Ended December 31, 2011
	U.S.		International		Total Company
Volume — Units	$17.4	0.8%	$59.5	2.5%	$76.9	1.7%
Volume — Acquired businesses, net of (dispositions)	115.0	5.5	682.3	28.3	797.3	17.8
Product price/mix	91.1	4.4	30.7	1.3	121.8	2.7
Foreign currency translation	—	—	154.8	6.4	154.8	3.4

Total	$223.5	10.7%	$927.3	38.5%	$1,150.8	25.6%

#	Denotes a variance greater than 100%, or not meaningful.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

PERCENTAGE CHANGE IN NET SALES BY GEOGRAPHIC REGION

(Unaudited)

Three Months Ended December 31, 2011
	Including the effect of foreign currency translation	Excluding the effect of foreign currency translation(1)
U.S.	24.7%	24.7%
Canada	88.6	87.8
EMEA	#	#
Latin America	77.7	83.1
Asia Pacific	#	#

Total	69.8%	69.5%

Year Ended December 31, 2011
	Including the effect of foreign currency translation	Excluding the effect of foreign currency translation(1)
U.S.	10.7%	10.7%
Canada	19.0	14.0
Europe	38.8	33.2
Latin America	25.6	22.5
Asia Pacific	51.4	40.8

Total	25.6%	22.2%

PERCENTAGE OF NET SALES CONTRIBUTION BY GEOGRAPHIC REGION
	Three Months Ended December 31, 2011	Year Ended December 31, 2011
U.S.	32.9%	40.8%
Canada	3.2	3.1
EMEA	33.4	29.7
Latin America	9.9	9.7
Asia Pacific	20.6	16.7

Total	100.0%	100.0%

(1)	Non-U.S. GAAP financial measures. See Note 1 of Components of Change in Net Sales - Business Segments and Other for further details.